Exhibit 3.2

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                         METROPOLIS REALTY HOLDINGS LLC
                      A Delaware Limited Liability Company
                             Dated as of May 6, 2002

            The person(s) signing the Certificate of Formation have acted as organizers to form METROPOLIS REALTY HOLDINGS LLC (the "Company") as a limited liability company under the laws of the State of Delaware on behalf of such persons or entities named herein as the Members thereof (the "Members"). The Company's business shall be conducted under such name until such time as all the Members shall hereafter designate otherwise and file amendments to the Articles in accordance with applicable law.

                                    * * * * *

                                    ARTICLE I
                                   DEFINITIONS

            The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein);

      (a) "Act" shall mean the Limited Liability Company Act of the State of Delaware.

      (b) "Additional Member" shall mean any Person or Entity who or which is admitted to the Company as an Additional Member pursuant to this Agreement.

      (c) "Adjusted Capital Account" shall mean, with respect to any Member at any time, such Member's Capital Account at such time (i) increased by the sum of (A) the amount of such Member's share of partnership minimum gain (as defined in Regulations Section 1.704 2(g)(1)), (B) the amount of such Member's share of the minimum gain attributable to a partner nonrecourse debt and (C) the amount of the deficit balance in such Member's Capital Account which such Member is obligated to restore, if any, and (ii) decreased by reasonably expected adjustments, allocations and distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4),
      (5) and (6).

      (d) "Affiliate" shall mean a lineal descendant, ascendant or spouse of a Member and any Entity in which the Member or a linear descendant, ascendant or spouse of the Member has a direct or indirect beneficial ownership Interest.

      (e) "Agreement" shall mean this Limited Liability Company Agreement as originally executed and as amended from time to time in accordance with its terms.

      (f) "Certificate of Formation" shall mean the Certificate of Formation filed with the Secretary of State of the State of Delaware under the Act, as amended from time to time, to form the Company.

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      (g) "Board of Managers" shall have the meaning ascribed to such term in
      Section 3.1 hereof.

      (h) "Capital Account" shall mean the individual account maintained for each Member as provided hereafter.

      (i) "Capital Contribution" shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.

      (j) "Cash Reserve Amount" shall mean an amount equal to $2 million.

      (k) "Code" shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

      (l) "Company" shall mean Metropolis Realty Holdings LLC or any successor thereto

      (m) "Dissolution" shall occur on any event provided for in Section 7.1(a) hereof.

      (n) "Distributable Cash" shall mean all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company's business; (iii) such cash reserves as the Board of Managers deem reasonably necessary to the proper operation of the Company's business.

      (o) "Effective Date" shall be the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware.

      (p) "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association.

      (q) "Holdback Amount" shall mean US$10,000,000, plus any interest earned thereon, less any amounts (x) distributed by the Company to Purchaser in connection with the settlement and/or satisfaction of Indemnification Claims; and (y) used by the Company in the discretion of the Board of Managers to pay any post-closing costs and expenses associated with the transactions contemplated by the Sale Agreement.

      (r) "Indemnification Claims" shall mean any and all claims for indemnification made by Purchaser under the Sale Agreement during the Indemnification Period.

      (s) "Indemnification Period" shall relate to the period of time during which Purchaser may assert an Indemnification Claim which period of time commences on the closing date of the transactions contemplated by the Sale Agreement and ends on December 30, 2002; provided, that such period of time shall extend beyond December 30, 2002 to the extent that Purchaser shall have asserted an Indemnification Claim on or prior to December 30, 2002, and such period of time shall continue until such Indemnification Claim is settled or satisfied.


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      (t) "Initial Member" shall mean the REIT.

      (u) "Managers" shall have the meaning ascribed to such term in Section 3.2 hereof.

      (v) "Member" shall mean the Initial Member, Persons or Entities becoming Members hereunder, including Additional Members and Substitute Members.

      (w) "Member Nonrecourse Debt Minimum Gain" shall have the meaning set forth in Treasury Regulation Section 1.704-2(i)(3).

      (x) "Merger" shall mean the merger of the REIT with Metropolis Realty Lower Tier, with the REIT as the surviving entity in the Merger.

      (y) "Metropolis Realty Lower Tier" shall mean Metropolis Realty Lower Tier LLC, a Delaware limited liability company. Immediately prior to the Merger, Metropolis Realty Lower Tier will be a wholly owned subsidiary of the Company that will cease to exist immediately upon the effective time of the Merger.

      (z) "Minimum Gain" shall have the meaning set forth in Treasury Regulation
      Section 1.704-2(d).

      (aa) "Net Profits" and "Net Losses" shall mean the "Net Profit" or "Net Loss" of the Company for a fiscal year or other period shall mean the Company's taxable income, gain, loss and deductions, as the case may be, for such year or period, determined in accordance with Code Section 703(a), with the following adjustments:

            1. Any income of the Company described in Code Section 705(a)(1)(B) of the Code that is exempt from Federal income tax and not otherwise taken into account shall be added to such taxable income or subtracted from such taxable loss, as the case may be.

            2. Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations and not otherwise taken into account shall be subtracted from taxable income or added to such taxable loss, as the case may be.

            3. If the value at which any Company asset is reflected in Capital Accounts is adjusted pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset.

            4. Gain or loss resulting from any disposition of an asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the value at which the asset disposed of is properly reflected in the Capital Accounts of the Members pursuant to Regulations Section 1.704-1(b)(2)(iv).


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            5. In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation, cost recovery or amortization computed in accordance with Regulations Section 1.704-1(b)(2)(iv)(g)(3).

      (bb) "Officer(s)" shall mean those officers of the Company designated in
      Article IV below.

      (cc) "Percentage Interests" shall mean for any Member on any date the percentage arrived at by dividing the number of Units owned by that Member on that date by the total number of Units owned by all Members on that date.

      (dd) "Persons" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where applicable.

      (aa) "Purchaser" shall mean Jamestown 1290 Partners, L.P., a Delaware limited partnership.

      (ab) "REIT" shall mean Metropolis Realty Trust, Inc., a Maryland corporation. Immediately prior to the Merger the REIT will be the Initial Member, and immediately following the Merger, the REIT will be a 99.9% subsidiary of the Company.

      (ac) "REIT Stock" shall mean REIT Class A Common Stock, par value $10.00 per share.

      (ad) "Sale Agreement" that certain Amended and Restated Purchase Agreement, dated as of May 7, 2002, between the REIT and Purchaser (the "Sale Agreement").

      (ae) "Substitute Member" shall mean any Person or Entity who or which is admitted to the Company as a Substitute Member as provided hereafter.

      (af) "Transfer(s)" shall mean (i) when used as a verb, to give, gift, sell, exchange, assign, redeem, transfer, pledge, hypothecate, encumber, bequeath, devise or otherwise dispose of and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

      (ag) "Units" shall mean the limited liability company units held by Members in the Company.

                                   ARTICLE II
                                     OFFICES

      2.1 Name.

      (a) The name of the Company is METROPOLIS REALTY HOLDINGS LLC. The business of the LLC may be conducted under any other name deemed necessary or desirable by the Board of Managers.


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      (b) The Initial Member hereby forms the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement. The rights, duties and liabilities of the Members and the Board of Managers shall be as provided in the Act for members and managers except as provided herein.

      2.2 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

      2.3 Registered Office; Registered Agent. The address of the registered office of the LLC in the State of Delaware is c/o The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, New Castle County, Delaware 19805-1297. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19805-1297.

      2.4 Principal Office. The principal office address of the LLC shall be c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.

                                  ARTICLE III
                             MANAGEMENT AND OFFICERS

      3.1 Management. Except as otherwise expressly set forth herein, the management and control of the Company and its business shall be vested exclusively in a Board of Managers ("Board of Managers") and the Board of Managers shall have all of the rights, powers and authority generally conferred under the Act or other applicable law, on behalf and in the name of the Company, to carry out any and all of the objects and purposes of the Company and to perform all acts and, enter into, perform, negotiate and execute any and all leases, documents, contracts and agreements on behalf of the Company that the Board of Managers, exercising sole discretion, deems necessary or desirable.

      3.2 Composition of Board of Managers. The Initial Member hereby forms the Board of Managers comprised of eight managers (each a "Manager"), of which the initial members shall be:

                                William L. Mack;
                                 Lee S. Neibart;
                                Bruce H. Spector;
                              John R.S. Jacobsson;
                                 John R. Klopp;
                               Russel S. Bernard;
                            David A. Strumwasser; and
                                 David Roberts.

Each member of the Board of Managers shall hold office as a Manager until the next annual meeting of Members and until his successors is duly elected and qualified, or until his resignation, removal or death.


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      3.3 Meetings of the Board of Managers. The Board of Managers may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of regular meetings of the Board of Managers without notice other than such resolution. Special meetings of the Board of Managers may be called by or at the request of the Chairman of the Board of Managers, the President or by a majority of the Board of Managers then in office. The person or persons authorized to call special meetings of the Board of Managers may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Board of Managers called by them.

      3.4 Notice. Notice of any special meeting of the Board of Managers shall be given by written notice delivered personally, transmitted by facsimile or mailed to each Manager at his business or residence address. Personally delivered, facsimile transmitted or telegraphed notices shall be given at least two business days prior to the meeting. Notice by mail shall be given at least five business days prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Telephone notice shall be deemed to be given when the Manager is personally given such notice in a telephone call to which he is a party. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Company by the Manager and receipt of a completed answer-back indicating receipt. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Managers need be stated in this notice.

      3.5 Telephone Meetings. Managers may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

      3.6 Vacancies. If for any reason any or all the Managers cease to be Managers, such event shall not terminate the Company or affect this Agreement or the powers of the remaining Managers hereunder (even if fewer than two Managers remain). Any vacancy on the Board of Managers for any cause, other than an increase in the number of Managers shall be filled by a majority of the remaining Managers, although such majority is less than a quorum. Any vacancy in the number of Managers created by an increase in the number of Managers may be filled by a majority of the entire Board of Managers. Any individual so elected as Manager shall hold office for the term for which he is elected and until his successor is elected and qualified, or until his resignation, removal or death.

      3.7 Surety Bonds. Unless required by law, no Manager shall be obligated to give any bond or surety or other security for the performance of any of his duties.

      3.8 Reliance. Each Manager, Officer, and agent of the Company shall, in the performance of his duties with respect to the Company, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel or upon reports made to the Company by any of its officers or employees or by the advisers, accountants, appraisers or other experts or consultants selected by the Board of Managers or officers of the Company, regardless of whether such counsel or expert may also be a Manager.


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      3.9 Quorum. A majority of the Board of Managers shall constitute a quorum for transaction of business at any meeting of the Board of Managers; provided that, if less than a majority of such Managers are present at said meeting, a majority of the Managers present may adjourn the meeting from time to time without further notice.

      3.10 Action by Board of Managers. Except as otherwise specifically provided herein, all actions and decisions of the Board of Managers shall require an affirmative vote of a majority the entire Board of Managers.

      3.11 Informal Action by Board of Managers. Any action required or permitted to be taken at a meeting of Board of Managers may be taken without a meeting if a consent in writing, setting forth such action, is signed by each Manager entitled to vote on the matter, and each Manager entitled to notice of a meeting of Board Managers has waived in writing any right to dissent from such action, and such consent and waiver are filed with the minutes of proceedings of the Board of Managers.

      3.12 Committees. The Board of Managers may appoint from among its Managers committees to serve at the pleasure of the Board of Managers; provided, that any grant of authority to any committee of the Board of Managers will require the approval the affirmative vote of a majority of the entire Board of Managers. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Managers. A majority of the Managers serving on a committee to the Board of Managers shall constitute a quorum for the transaction of business at any meeting of such committee.

      3.13 Specific Authority. Without limiting the generality of Subsection 3.1 and subject to the terms of Subsection 3.10, all Members agree that the Board of Managers shall, exercising sole discretion, have the right and power to take any and all of the following actions, except to the extent such rights and powers may be limited by other provisions of this Agreement:

            (1) liquidating and dissolving the REIT prior to the end of the Indemnification Period;

            (2) settling and/or satisfying any Indemnification Claims made by Purchaser under the Sale Agreement;

            (3) using any or all of the Holdback Amount to pay any post-closing costs and expenses associated with the transactions contemplated by the Sale Agreement;

            (4) setting aside reserves and/or provisions in connection with any Indemnification Claim, which reserves shall be established in the sole discretion of the Board of Managers;

            (5) paying any and all transaction fees and expenses incurred by the Company and/or the REIT in connection with the transactions contemplated by the Sale Agreement from the Holdback Amount and the Cash Reserve Amount;

            (6) the distribution of Company cash, other than the Holdback Amount which shall only be distributed in accordance with Section 5.5 hereof;


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            (7) the investing of Company funds, including the Holdback Amount;

            (8) the making of any expenditures, including, without limitation, those incurred in connection with or relating to the business of the Company, and the Board of Managers may use any or all of the Cash Reserve Amount to pay for such expenditures;

            (9) the use of the assets of the Company in connection with the business of the Company;

            (10) the negotiation, execution and performance of any contracts, conveyances or other instruments;

            (11) the maintenance of insurance for the benefit of the Company and the Members;

            (12) the control of any matters affecting the rights and obligations of the Company, including the conduct of litigation and the incurring of legal expense and the settlement of claims and litigations;

            (13) the indemnification of any person against liabilities and contingencies to the extent permitted by law;

            (14) the making or revoking of the elections referred to in Code
            Section 754 or any similar provision enacted in lieu thereof, or any corresponding provision of state tax laws (and each Member will, upon request of the Manager, supply the information necessary to properly give effect to such elections);

            (15) the filing of such amendments to the Certificate of Formation as may be required or as the Board of Managers may deem necessary from time to time;

            (16) the filing on behalf of the Company of all required local, state and federal tax returns and other documents relating to the Company; and

            (17) authorizing and directing the officers of the Company to take all actions and execute on behalf of the Company all documents, instruments and agreements necessary or desirable in connection with any of the foregoing.

      3.14 Limitations on Manager's Authority. The following actions ("Major Decisions") shall require the approval of at least a majority of the outstanding Units (unless otherwise provided in this Agreement):

            (1) any amendment to this Agreement, which would (i) adversely affect the limited liability of the Members under the Act or under applicable law, or (ii) cause the Company to cease to be treated as a partnership for federal or state income tax purposes;


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            (2) the merger or consolidation of the Company with any other entity
            (other than a wholly-owned direct or indirect subsidiary of the Company) or sale of all or substantially all of the assets of the Company;

            (3) any act in material contravention of this Agreement; and

            (4) any act which would make it impossible to carry on the ordinary business of the Company, except as provided in Section 7.1 hereof.

      3.15 Removal of Managers. Any Manager shall be removed only for cause, and only at a meeting of the Members called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the Units then outstanding.

      3.16 Substitute Manager. After the removal of any Manager in accordance with Section 3.15 or after the resignation or death of any Manager, a majority of the entire Board of Managers shall select a substitute Manager. Such substitute Manager shall, upon due appointment by the Board of Managers of all necessary agreements, have all the rights and obligations of a Manager under this Agreement.

      3.17 Dealings with Members and Affiliates. Subject to any restrictions contained elsewhere in this Agreement, the Board of Managers may, for, in the name and on behalf of, the Company, enter into agreements or contracts, including employment of any Member or Affiliate of any Manager (in an independent capacity as distinguished from his or its capacity, if any, as a Member) to undertake and carry out the business of the Company as an independent contractor; and the Board of Managers may obligate the Company to pay compensation for and on account of any such services; provided, however, that such compensation and services shall be on terms no less favorable to the Company than if such compensation and services were paid to and/or performed by Persons who were not Members or Affiliates of any Manager.

      3.18 Exculpation. Except as prohibited by law, neither the Managers, their respective Affiliates nor any officer, director, member, partner, principal, shareholder, employee, agent, accountant or attorney of the Manager or its Affiliate (each of the foregoing, other than the Manager, a "Related Party"), shall be liable, responsible or accountable, whether directly or indirectly, in contract, tort or otherwise, to the Company or to any other Member or any Affiliate thereof for any losses, claims, damages, liabilities or expenses (collectively, "Damages") asserted against, suffered or incurred by any of them arising out of, relating to or in connection with any action taken or omitted by the Manager or any Related Party in good faith and in a manner reasonably believed by the Manager or such Related Party to be in or not opposed to the best interests of the Company, including, without limitation, in connection with the management or conduct of the business of the Company or any other Person in which the Company has or had made an investment (debt or equity) or otherwise has or had an interest.

      3.19 Indemnification. To the fullest extent permitted under the Act, no Manager or Officer shall be liable to the Company for money damages. The Company has the power by majority vote of disinterested members of the Board of Managers to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any one or more of the following classes of individuals from and against any claim or liability to which such


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person may become subject or which such Person may incur by reason of his or her position with the Company: (a) present or former Managers of the Company; (b) present or former officers of the Company; (c) present or former agents and/or employees of the Company; (d) persons serving or who have served at the request of the Company in any of these capacities for any other corporation, limited liability company, partnership, joint venture, trust or other enterprise who is made a party to any proceeding by reason of service in that capacity.

      3.20 Reimbursement of Costs. The Managers and Officers shall be entitled to receive from the Company out of Company funds available therefor reimbursement of reasonable out-of-pocket expenses expended by the Managers and Officers in the performance of their duties hereunder.

      3.21 Other Activities.

      (a) Concurrent Activities. Any Manager, and any Affiliate of such manager, or Related Party thereof, may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether such ventures are competitive with the Company or otherwise, and the pursuit of such ventures shall not be wrongful or improper, and neither the Company nor any Member shall have any right by virtue of this Agreement in or to any of such ventures, or in or to the income, gains, losses or deductions derived or to be derived therefrom.

      (b) No Obligation to Offer: Specific Transactions. No Manager, any Related Party or any Member shall be obligated to offer or present any particular investment or business opportunity to the Company, even where such opportunity is of a character which, if presented to the Company, could be taken and exploited by the Company, but rather the Managers, Related Parties and the Members shall have the right to take for their own account or to recommend to others any such particular investment or business opportunity.

      3.22 Time Commitment. The Managers will devote so much of their time to the business of the Company as, in their sole discretion, will be required for the proper performance of their duties under this Agreement, and it is expressly understood and agreed that the Managers shall not be required to devote their entire time to the business of the Company.

      3.23 Resignation. Any Officer of the Company may resign at any time by giving written notice to the Board of Managers. The resignation of any Officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice (but not before the notice is mailed, delivered, or sent by facsimile transmission); and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

      3.24 Removal of Officers. All or any lesser number of Officers may be removed at any time, with or without cause, by a majority of the entire Board of Managers.

      3.25 Salaries. Managers shall not initially receive compensation for their services as such, but the Board of Managers may authorize the reimbursement of expenses, including expenses incurred to attend meetings of the Managers; provided, that nothing herein contained shall be construed to preclude the Company from establishing compensation for Managers as


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such; provided further that nothing herein contained shall preclude any Manager from receiving compensation for services to the Company in any other capacity.

      3.26 Election of Officers. The Board of Managers may designate as officers any or all of the following: a Chairman, President, Treasurer and Secretary to serve such terms as the Board of Managers determine. Each such officer shall hold office until he or she shall resign, shall be removed or is otherwise disqualified to serve, or his or her successor shall be elected and qualified. The Company may also have, at the discretion of the Managers, one or more vice presidents, assistant secretaries, assistant treasurers or other officers. Any number of offices may be held by the same person. The initial officers of the Company shall be: William L. Mack, Chairman of the Board of Managers; Lee S. Neibart, President; Stuart F. Koenig, Treasurer; John R.S. Jacobsson, Vice President and Secretary; John R. Klopp, Vice President; Andrew S. Cohen, Vice President; and Jeremy FitzGerald, Vice President and Assistant Secretary. The duties of such officers shall be as follows:

            (a) The Chairman. The Chairman shall preside over the meetings of the Members and the Board of Managers and shall perform such other duties as may be assigned to him by the Board of Managers. In the absence of the Chairman, the President shall have and may exercise all of the powers of the Chairman.

            (b) The President. The President shall in general supervise and control all of the business and affairs of the Company and shall be the chief operating officer and shall perform such other duties as may be assigned to him by the Board of Managers.

            (c) Treasurer. The Treasurer shall keep and maintain or cause to be kept and maintained, accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, and capital, to the extent agreed by the Managers. The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Company with such depositories as may be designated by the Board of Managers. He shall disburse the funds of the Company as may be ordered by the Board of Managers, shall render to the Board of Managers upon request an account of all of the transactions as Treasurer and of the financial condition of the Company, and shall have such other powers and perform such other duties as may be prescribed by the Board of Managers.

            (d) Secretary. The Secretary shall keep, or cause to be kept, a book of minutes at the principal office or such other place as the Board of Managers may order, of all meetings of Board of Managers, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at Board of Managers' meetings, and the proceedings thereof. The Secretary shall have such other powers and perform such other duties as may be prescribed by the Board of Managers. The Secretary may seek assistance for these duties from the Company's attorneys.

            (e) Vice President. In the absence of the President or in the event of a vacancy in such office, the Vice President shall perform the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the


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      President, and shall perform such other duties as may be prescribed by the
      Board of Managers.

            (f) The Assistant Secretary. The Assistant Secretary shall, in the absence of or disability of the Secretary perform the duties and exercise the powers of the Secretary and shall perform such other duties as may be prescribed by the Board of Managers.

                                   ARTICLE IV
                                 CAPITALIZATION;
                             CAPITAL CONTRIBUTIONS;
                         RIGHTS AND MEETINGS OF MEMBERS

      4.1 Capitalization of the Company. The Company has authority to issue 20,000,000 Units. The Board of Managers may classify or reclassify any unissued Units from time to time in one or more classes or series. An aggregate of 13,004,946 Units will be issued to the stockholders of the REIT in the Merger. Upon the issuance, delivery and sale of the Units by the Company, the Units will be duly authorized and validly issued and fully paid and non-assessable.

      4.2 Initial Member. The Initial Member of the Company is the REIT, and as Initial Member has made a capital contribution to the Company in an amount set forth on Annex A hereto. Prior to the admission of any Additional Members, the Initial Member shall own 100% of all of the Percentage Interests of the Company.

      4.3 Additional Members. Upon the effective time of the Merger, (A) the Initial Member will no longer be a Member of the Company; (B) and immediately following the surrender by a REIT stockholder to the Company of its stock certificate ("REIT Stock Certificate") representing its shares of REIT Stock, such stockholder will receive a certificate issued and executed by the Company representing a number of Units equal to the number of shares of REIT Stock held by such stockholder immediately prior to the Merger. Immediately following the Merger, a Member will own a number of Units that will represent the same percentage of outstanding Units in the Company as the number of shares of outstanding common stock beneficially owned by such Member as a stockholder of the REIT immediately prior to the Merger. Such stockholders will immediately be deemed to be a Member upon the receipt by the Company of its REIT Stock Certificate and an executed consent and/or letter of transmittal pursuant to which each such stockholder shall agree to be bound by the terms of this Agreement.

      4.4 Additional Units. The Company will not issue any additional Units to any Persons or Entities (including to existing Members) until the expiration of the Indemnification Period and the distribution of the Holdback Amount. Following the distribution of the Holdback Amount, the Board of Managers shall have the authority to issue additional Units on such terms and conditions as the Board of Managers may determine, and such additional Units may have different rights regarding voting, profit and loss allocations and distribution, whether subordinate or preferred, as the Board of Managers may determine.

      4.5 Additional Capital. The Members shall have no obligation to contribute additional capital or funds to the Company.

      4.6 Limitation of Liability. Each Member's liability shall be limited as set forth in the Act and other applicable law. It is intended that a Member will not personally be liable for any debts or losses of the Company beyond its respective Capital Contributions, except as otherwise required by the Act or by written signed agreement.

      4.7 Annual Meeting. The annual meeting of the Members shall be held on the last Friday of April in each year, at 10:00 o'clock, a.m., or at such other time as shall be determined by the Board of Managers, for the purpose of electing the Managers for the upcoming year and the transaction of such business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day.

      4.8 Special Meetings. The President, Chairman or 25% of the members of the Board of Managers may call special meetings of the Members.

      4.9 Place of Meetings. The Board of Managers may designate any place in the United States as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be held at the Company's principal place of business.

      4.10 Duly Called Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the person calling the meeting, to each Member. If mailed, such notice shall be deemed to be delivered after being deposited in the United States mail, in a sealed envelope addressed to the Member at his or her address as it appears on the books of the Company, or as given by the Member to the Company for purposes of notice, with postage thereon prepaid. If transmitted by way of facsimile, such notice shall be deemed to be delivered on the date of such facsimile transmission to the facsimile number, if any, for the respective member which has been supplied by such Member to the each other Member and identified as such Member's facsimile number.

      4.11 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

      4.12 Quorum. Members holding a majority of the outstanding Units or more shall constitute a quorum at any meeting of the Members. In the absence of a quorum at any such meeting, a majority of the Units so represented may adjourn the meeting from time to time for a period not to exceed ninety (90) days without further notice; provided, however, if the adjournment is for more than ninety (90) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly called meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members whose absence would cause less than a quorum.

      4.13 Proxies. At all meetings of Members a Member may vote the Units held by such Member in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. No proxy shall be valid after three (3) years from the date of its execution, unless otherwise provided in the proxy.

      4.14 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member and delivered to the Secretary for inclusion in the minutes or for filing with the Company records. Action taken under this Section shall be effective when all Members have signed the consent, unless the consent specifies a different effective date.

      4.15 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

                                   ARTICLE V
                     ALLOCATIONS, DISTRIBUTIONS, AND REPORTS

      5.1 Capital Accounts.

            (a) Compliance with Treasury Regulations. Capital Accounts shall be maintained in accordance with Treasury Regulation Section 1.704-1(b) and shall be interpreted in a manner consistent with Treasury Regulation
      Section 1.704-1(b).

            (b) Assignment. Upon the Transfer of all or any part of a Member's interest as permitted by this Agreement, the Capital Account of the transferor, or the portion thereof that is attributable to the transferred interest, shall carry over to the transferee, as prescribed in Treasury Regulation Section 1.704-1(b)(2)(iv).

            (c) Revaluation. At such times as may be required or permitted by Code Section 704 and any regulations thereunder, the Capital Accounts shall be revalued and adjusted to reflect the then fair market value of Company Property. The Capital Accounts shall be maintained in compliance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f). All allocations of gain resulting from such revaluation shall be made consistently with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and, to the extent not inconsistent therewith, provisions of Section 4.2 on the allocation of Net Profits.

      5.2 Allocations of Profits and Losses.

            Except as may be required by Section 5.3 below, the Net Profits and Net Losses of the Company for each fiscal year will be allocated to the Members pro rata based on their Percentage Interests.

      5.3 Special Allocations to Capital Accounts. Notwithstanding Section 5.2 hereof:

            (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Company minimum gain (as defined in Regulations Section 1.704-2(d)(2)), items of income and gain shall be allocated to all Members in accordance with Regulations Section 1.704-2(f), and such allocations are intended to comply with the minimum gain chargeback requirements of Regulations Section 1.704-2 and shall be interpreted consistently therewith.

            (b) Section 704(c) Allocation. Solely for Federal, state, and local income tax purposes and not for book or Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Company's books at a value that differs from its adjusted basis for federal income tax purposes shall be allocated in accordance with the principles and requirements of Code Section 704(c) and the Regulations promulgated thereunder, and in accordance with the requirements of the relevant provisions of the Regulations issued under Code Section 704(b). For Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Company's books at a value that differs from its adjusted basis for tax purposes shall be determined in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv)(g).

            (c) Risk of Loss Allocation. Any item of Member Nonrecourse Deduction (as defined in Regulation Section 1.704-2(i)(2)) with respect to a Member Nonrecourse Debt (as defined in Regulation Section 1.704-2(b)(4)) shall be allocated to the Member or Members who bear the economic risk of loss for such Member Nonrecourse Debt in accordance with Regulations
      Section 1.704-2(i)(1).

            (d) Allocation of Excess Nonrecourse Liabilities. For the purpose of determining each Member's share of Company nonrecourse liabilities pursuant to Regulations Section 1.752-3(a)(3), and solely for such purpose, each Member's interest in Company profits is hereby specified to be such Member's Percentage Interest.

            (e) Unexpected Allocations and Distributions. No allocation may be made to a Member to the extent such allocation causes or increases a deficit balance in such Member's Adjusted Capital Account. Notwithstanding any other provision of this Agreement except Sections 5.3 hereof, in the event that a Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in such Member having a negative Adjusted Capital Account balance (as determined above), then such Member shall be allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, such negative balance in such Member's Adjusted Capital Account as quickly as possible. This provision is intended to satisfy the "qualified income offset" items of the Code.

      5.4 Pro-Rata Allocations. The Company shall, at the time a Member, Additional Member, or Substitute Member is admitted, make pro rata allocations of loss, income and expense deductions to an Additional Member for that portion of the Company's tax year in which an Additional Member was admitted in accordance with the provisions of Code Section 706(d) and the Treasury Regulations promulgated thereunder.

      5.5 Distributions.

            (a) Except as provided in Section 5.5.(b) below, distributions of Distributable Cash from the Company to Members shall be made at the times and in the amounts determined by the Board of Managers; provided that the Board of Managers shall not distribute any portion of the Holdback Amount until the expiration of the Indemnification Period. Promptly following the expiration of the Indemnification Period, the Board of Managers shall authorize the distribution of any remaining portion of the Holdback Amount (other than any amounts held in reserve by the Board of Managers in response to an Indemnification Claim as provided in Section 3.14(3)) to each Member in proportion to the number of Units held by such Member.

            (b) All distributions shall be made to all the Members in proportion to their Units. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section.

            (c) Upon liquidation of the Company (or any Member's interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs. Liquidation proceeds will be paid within sixty (60) days after the end of the taxable year (or, if later, within ninety (90) days after the date of the liquidation).

      5.6 Limitation Upon Distributions. No distribution shall be made unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions. No Member shall be entitled to interest on his or her Capital Contribution or to return of his or her Capital Contribution, whether in cash or in property, except as otherwise specifically provided for herein.

      5.7 Accounting Method. The books and records of account of the Company shall be maintained in accordance with United States generally accepted accounting principles.

      5.8 Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

      5.9 Returns. The Treasurer shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year.

      5.10 Tax Elections. All elections permitted to be made by the Company under federal or state laws shall be made by the Board of Managers. The Board of Managers shall designate a Tax Matters Member. At any time a majority of the Board of Managers can remove the Tax Matters Member, appoint a new one, or fill any vacancy, by a proper meeting.

      5.12 Tax Status. Notwithstanding any provision of this Agreement to the contrary, solely for Federal and state income tax purposes, each party hereto recognizes and acknowledges that it is the Members' intention that the Company will be a limited liability company classified as a partnership for Federal income tax purposes and subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of Federal and state income tax returns shall not be construed to extend the purposes or expand the obligations or liabilities of the Company nor shall it be construed to create a partnership (other than for tax purposes) or other agency or other relationship between the Members, except as otherwise created by this Agreement.

      5.13 Priority and Return of Capital. No Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from capital contributions) which a Member has made to the Company. No Member shall be entitled to the return of his or her Capital Contribution or interest thereon except by way of distribution of cash or other assets of the Company pursuant to the terms of this Agreement.

      5.14 Delivery of Annual Reports. No later than ninety (90) days after the end of each fiscal year of the Company, audited consolidated financial statements, including a consolidated balance sheet as of the end of such fiscal year, a consolidated statement of income and a consolidated statement of cash flows for such year, in each case setting forth in comparative form the figures from the Company's previous fiscal year, all prepared in accordance with United States generally accepted accounting principles consistently applied and audited by independent certified public accountants selected by a majority of the Board of Managers.

      5.15 Quarterly Reports. No later than forty-five (45) days following the end of a fiscal quarter, the Company will furnish to each of the Members, a quarterly report containing information substantially consistent with that required to be included in quarterly reports on Form 10-Q, including, without limitation, unaudited consolidated financial statements, including consolidating and consolidated balance sheets as of the end of such fiscal quarter, a consolidated statement of income and a consolidated statement of cash flows for such quarter and the current fiscal year to date, in each case setting forth in comparative form the figures from the corresponding periods of the previous fiscal year, such financial statements to be prepared in accordance with U.S. generally accepted accounting principles consistently applied (with the exception of footnotes).

                                   ARTICLE VI
                                    TRANSFER

            6.1 Prohibitions on Transfers. Subject to restrictions under federal and state securities laws, and Section 6.2 and Section 6.3 hereof, the Units will be freely transferable.

            6.2 REIT Restrictions. Until the REIT is liquidated and/or dissolved, no Transfer of any Units will be valid if such Transfer would be in violation of any of the real estate investment trust related restrictions and limitations set forth in Article VII of the REIT's charter. For purposes of this
Section 6.2, all references to shares of stock in the charter of the REIT shall be deemed to refer to Units.

            6.3 General Conditions of Assignment and Transfer. (a) The Company is not required to recognize, for any purpose, any Transfer unless and until a duly executed and acknowledged counterpart of the instrument of assignment, which instrument evidences the written acceptance by the assignee of all of the terms and provisions of this Agreement and represents that such Transfer was made in accordance with all applicable laws and regulations, is delivered to the Company.

            (b) Notwithstanding anything else contained in this Agreement, a Transfer of a Percentage Interest may not be made if such Transfer (i) would violate any applicable laws or regulations, (ii) would materially adversely affect the classification of the Company as a partnership for Federal or state income tax purposes, (iii) would cause the Company to be treated as a "publicly traded partnership" for U.S. federal income tax purposes under Section 7704(b) of the Code, (iv) would affect the qualification of the Company as a limited liability company under the Act; or (v) until the liquidation/dissolution of the REIT, would affect the qualification of the REIT as a real estate investment trust under the Code.

            (c) Upon a Transfer of Units, the assignee may apply to become a Substitute Member with respect to the Units Transferred to the assignee. The assignee shall continue to be an assignee and shall not become a Substitute Member unless and until the conditions of this Section have been met. An assignee shall be admitted as a Substitute Member effective on the date on which all such conditions have been satisfied. Any Member who Transfers all of its Units will cease to be a Member of the Company upon the Transfer of its Units and shall have no further rights as a Member in, or with respect to, the Company (whether or not the assignee of such former Member is admitted to the Company as a Substitute Member).

                                  ARTICLE VII
                           DISSOLUTION AND TERMINATION

      7.1 Dissolution.

      (a) The Company shall be dissolved upon the occurrence of any of the following events:

            (i) by written agreement of a majority of the entire Board of Managers;

            (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

            (iii) upon an event of withdrawal under the Act, but only (A) to the extent the Act requires such event to cause a dissolution or (B) if the Act does require a dissolution, only if the Company is not continued by the consent of a majority of the Board of Managers and there are at least two (2) remaining Members.

      (b) As soon as possible following the occurrence of any of the events specified in this Section effecting the Dissolution of the Company, the Company shall execute a statement of intent to dissolve in such form as shall be prescribed by the Secretary of State, file same with the Secretary of State's office, and within twenty (20) days after the filing mail notice of such to each creditor of the Company. Upon the filing by the Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a Certificate of Dissolution has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

      7.2 Winding Up, Liquidation and Distribution.

      (a) Upon the filing of the statement of intent to dissolve, the Managers shall proceed to wind up and liquidate the Company as follows:

            (i) proceed to collect its assets;

            (ii) convey and dispose of such of its assets as are not to be distributed in kind to its Members;

            (iii) if the Board of Managers has determined that any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by agreement of the Board of Managers.

            (iv) pay, satisfy, or discharge its liabilities and obligations or make adequate provisions for the payment or discharge thereof; and

            (v) do all other acts required to liquidate the Company's business and affairs.

      (b) After paying or discharging all its obligations or making adequate provisions for payment or discharge thereof, the remaining assets shall be distributed as provided herein.

      7.3 Articles of Dissolution. When all debts, liabilities and obligations of the Company have been paid or discharged, or adequate provisions have been made therefor, and all of the remaining assets of the Company have been distributed to the Members, articles of Dissolution shall be executed in duplicate and verified by the person signing the articles, which articles shall set forth the information required by the Act, and shall be filed with the Secretary of State. Upon such filing the existence of the Company shall cease, except as provided in the Act.

      7.4 Return of Contribution Non-recourse to Other Members. Except as provided above and by law, upon Dissolution, each Member shall look solely to the assets of the Company for the return of his or her Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contribution of one or more Members, such Member or Members shall have no recourse against any other Member or Manager.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

      8.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if sent by facsimile transmission to the party's number, mailed as provided hereafter, or delivered personally to the party to whom the same is directed or the majority interests of the Owner(s), so long as sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth in this Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given five (5) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

      8.2 Governing Law. This Agreement, and the substantive application and interpretation hereof, shall be governed exclusively by the laws of the State of Delaware, without regard to conflict of laws principles.

      8.3 Amendments. This Agreement may be amended by an affirmative vote of a majority of the entire Board of Managers; provided, that this Agreement shall not be amended without the affirmative vote of a majority of the outstanding Units if such amendment to this Agreement, would (i) adversely affect the limited liability of the Members under the Act or under applicable law, or (ii) cause the Company to cease to be treated as a partnership for federal or state income tax purposes.

      8.4 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

      8.5 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa; and the word "person" or "party" shall include a corporation, firm, partnership, proprietorship or other form of association.

      8.6 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

      8.7 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

      8.8 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

      8.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

      8.10 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

      8.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

      8.12 No Partitions. Each Member irrevocably waives during the term of the Company the right, if any, such Member may have to maintain any action for partition with respect to the real property of the Company.

      8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      8.14 Waiver of Jury Trial. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY(IES) AGAINST ANY OTHER PARTY(IES) ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES CREATED HEREUNDER.

      8.15 Representations and Warranties. Each Member warrants, represents, agrees and acknowledges: (a) that he has adequate means of providing for his current needs and foreseeable future contingencies, and anticipates no need now or in the foreseeable future to sell his Interest; (b) that he is acquiring his Units for his own account as a long-term investment and without a present view to make any distribution, resale or fractionalization thereof; (c) that he and his independent counselors have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment involved in his acquisition of his Units and they have evaluated the same; (d) that he is able to bear the economic risks of such investment; (e) that he and his independent counselors have made such investigation of the Company (including its business prospects and financial condition) and the Members, have had access to all information regarding the Company and the Members, and have had an opportunity to ask all of the questions regarding the Company and the Members as they deem necessary to fully evaluate his investment therein; (f) that in connection with his acquisition of Units, he has been fully informed by his independent counsel as to the applicability of the requirements of the Securities Act of 1933 and all applicable state securities or "blue sky" laws to his Units; (g) that he understands that there is no public market for his

Units; (h) his Units cannot be expected to be readily liquidated, and (D) his acquisition of Units in the Company involves a high degree of risk; and (h) that no representations are or have been made to him by any Member or its representatives as to any tax advantages which may inure to his benefit or as to the Company's status for tax purposes, and that he has relied upon his independent counsel with respect to such matters.

      8.16 Power of Attorney.

            (a) Each Member hereby irrevocably makes, constitutes and appoints each of the Managers as his true and lawful attorney-in-fact to make, execute, sign, acknowledge and file with respect to this or any successor
      Company:

                  a. Such amendments to or restatements of the Company's
            Certificate of Formation as may be required or appropriate pursuant to the provisions of this Agreement, or otherwise under the Act;

                  b. All statements of intent to dissolve, notices, articles of dissolution or cancellations of foreign registration and other documents or instruments which may be deemed necessary or desirable by the Members to effect the dissolution and liquidation of the Company and/or the REIT after its termination as provided herein; and

                  c. All such other instruments, documents and certificates that may from time to time be required by the laws of the State of organization, the United States of America or any political subdivision or agency thereof, to effectuate, implement, continue and defend the valid and subsisting existence of the Company and any other instruments, documents or certificates required to qualify the Company to do business in any other State where it is required to so qualify.

            (b) The Members hereby agree that the grant of the foregoing power of attorney is coupled with an interest and survives the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of a Transfer by any Member of the whole or any part of his Units.

            IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the day first above written.


                                        METROPOLIS REALTY TRUST, INC.


                                        By:   /s/  Andrew S. Cohen
                                           -----------------------------------
                                           Name: Andrew S. Cohen
                                           Title: Vice President

                                     ANNEX A


Initial Member                Initial Capital Contribution   Percentage Interest
--------------                ----------------------------   -------------------


Metropolis Realty Trust, Inc.           $100.00                     100%